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                                                                  EXHIBIT (D)(2)


                          COOKER RESTAURANT CORPORATION

                           RESTRICTED STOCK AGREEMENT

                     PURSUANT TO 2001 RESTRICTED STOCK PLAN

                  This Restricted Stock Agreement is entered into between Cooker Restaurant Corporation, an Ohio corporation (the "Company") and
____________________________ (the "Recipient").

                                   WITNESSETH:

                  1. Grant of Restricted Stock. Pursuant to the Company's 2001 Restricted Stock Plan (the "Plan"), the Company hereby grants to the Recipient, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, ______________ Shares of Restricted Stock, as defined in the Plan.

                  2. Terms and Conditions. It is understood and agreed that the Shares of Restricted Stock granted to the Recipient hereby are subject to the following terms and conditions:

                           (a)      Restrictions. The Shares of Restricted Stock
are subject to and limited by the restrictions set forth in the Plan, including specifically the restrictions set forth in Section 6 of the Plan, which provide, in part, that until the restrictions have lapsed as to all or a specified portion of the Shares pursuant to this Agreement, the Shares subject to such restrictions shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

                           (b)      Lapse of Restrictions. The restrictions on
the Shares of Restricted Stock as set forth in the Plan and in this Agreement shall lapse and be of no further force and effect as to the cumulative number of Shares and at the times set forth below:

                  Cumulative Number of Shares       Date Restrictions Lapse
                  ---------------------------       -----------------------

                                                               , 2002
                                                               , 2003
                                                               , 2004
                                                               , 2005

                           (c)      Escrow of Certificates Evidencing Shares of
Restricted Stock. Pursuant to the Plan, the certificates evidencing the Shares of Restricted Stock being granted pursuant to this Agreement shall be initially registered in the name of the Recipient, but shall be delivered to and retained by the Chief Financial Officer of the Company (or such other officer as the Company shall designate) in escrow until the restrictions as set forth in the Plan and this


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Agreement lapse, at which time the certificate evidencing the Shares as to which the restrictions have lapsed shall be delivered to the Recipient free of all restrictions, unless the Recipient has previously forfeited such Shares under the terms of the Plan. In addition, the Recipient shall be required to deliver to the Company appropriate blank stock powers to be held in escrow until the restrictions have lapsed as to all Shares. While the Shares are being held in escrow the Recipient shall have all the rights of a stockholder with respect to the Shares (other than the right to transfer the Shares), including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

                           (d)      Change in Control The restrictions on the
Shares of Restricted Stock, as set forth in the Plan and in this Agreement shall lapse and be of no further force and effect as to all of the Shares immediately upon a Change in Control, as defined in the Plan.

                           (e)      Effect of a Termination of Employment or
Service

                                    (i)      Except as provided in subsection
(iii) below, if the Recipient's employment with the Company is terminated (or, if the Recipient is a director of the Company but not an employee, if the Recipient ceases to serve as a director of the Company) for any reason other than death, Disability or a Change in Control prior to the expiration of any restrictions applicable to any Shares of Restricted Stock then held by the Recipient, such Shares shall thereupon be forfeited immediately by the Recipient and returned to the Company.

                                    (ii)     If the Recipient's employment with
the Company is terminated (or, if the Recipient is a director of the Company but not an employee, if the Recipient ceases to serve as a director of the Company) as a result of death or Disability prior to the expiration of any restrictions applicable to any Shares of Restricted Stock then held by the Recipient, any restrictions and other conditions pertaining to such Shares then held by the Recipient, including, but not limited to, vesting requirements, shall immediately lapse and such Shares shall thereafter be immediately transferable and nonforfeitable.

                                    (iii)    The Company may determine, in its
sole discretion, in the case the Recipient's employment with the Company is terminated (or, if the Recipient is a director of the Company but not an employee, if the Recipient ceases to serve as a director of the Company) other than for Cause, that the restrictions on some or all of the Shares of Restricted Stock granted pursuant to this Agreement which are then held by the Recipient shall immediately lapse and such Shares shall thereafter be immediately transferable and nonforfeitable.

         3. Compliance with Laws and Regulations. This Agreement and the obligations of the Company hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.



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         4.       Recipient Bound by Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof. Any capitalized terms used in this Agreement which are not defined herein shall be deemed to have the meaning assigned to such terms in the Plan.

                  IN WITNESS WHEREOF, this Restricted Stock Agreement issued pursuant to the Cooker Restaurant Corporation 2001 Restricted Stock Plan has been executed by a duly authorized officer of the Company and the Recipient has executed this Agreement both as of the date set forth below.

                  DATED:          , 2001
                         ---------
                                              COOKER RESTAURANT
                                              CORPORATION


                                              By:
                                                  ------------------------------

                                              Its:
                                                   -----------------------------


                                              RECIPIENT:


                                              ----------------------------------